Exhibit 10.38
SAR Exchange Agreement

July 30, 2007

[Name]

Dear [Name]:

As you may know, 180 Connect Inc. (the “180 Connect”) has entered into an Arrangement Agreement by and among Ad.Venture Partners, Inc. (“Ad.Venture”), 6732097 Canada Inc., an indirectly wholly-owned subsidiary of Ad.Venture (“Purchaser”), and 180 Connect, pursuant to which Purchaser will acquire all of outstanding shares of 180 Connect (the “Arrangement”). In connection with the Arrangement, Ad.Venture agreed to assume all of 180 Connect’s obligations under its outstanding share appreciation rights. The Arrangement is expected to close on or about August ___, 2007 (the “Closing Date”).

You currently hold one or more outstanding share appreciation rights to acquire common shares of 180 Connect (the “180 Connect SARs”) purportedly granted to you under 180 Connect’s “Long Term Share Compensation Plan” and an “Award Agreement.” Because 180 Connect never adopted such a plan or award agreement, your 180 Connect SARs are evidenced only by a Notice of Grant of Share Appreciation Rights, dated December 6, 2006 (the “Grant Notice”). Accordingly, in order to consummate the exchange of your 180 Connect SARs for new Ad.Venture stock appreciation rights, you will also need to enter into the attached Stock Appreciation Rights Agreement (the “SAR Agreement”) with Ad.Venture to document the missing terms, conditions, and definitions applicable to your exchanged 180 Connect SARs. Any terms not defined herein will have the meaning as provided in the SAR Agreement.

Pursuant to the Arrangement Agreement, Ad.Venture will exchange all unexercised 180 Connect SARs outstanding on the Closing Date for stock appreciation rights to acquire Ad.Venture common stock. This SAR Exchange Agreement (this “Exchange Agreement”) evidences the terms of Ad.Venture’s exchange of your 180 Connect SARs, including the necessary adjustments for the exchange of 180 Connect SARs that are required by the Arrangement.

The table below summarizes your stock appreciation rights immediately before and after the Arrangement:

180 CONNECT SARs			EXCHANGED SARs
Grant Date	No. of SARs	Strike Price per Share	No. of Ad.Venture SARs	Strike Price per Share
12/6/2006		US$1.50		$	US2.40

The post-Arrangement adjustments are based on the “Exchange Ratio” of 0.6 set forth in the Arrangement Agreement and are intended to: (i) assure that the total spread of your exchanged 180 Connect SARs (i.e., the difference between the aggregate fair market value of the underlying securities and the aggregate strike price immediately after the exchange) does not exceed the total spread that existed in respect of your 180 Connect SARs immediately prior to the exchange; and (ii) to preserve, on a per share basis, the ratio of strike price to fair market value that existed immediately prior to the Arrangement. The number of shares of Ad.Venture common stock subject to your exchanged 180 Connect SARs was determined by multiplying the Exchange Ratio by the number of shares remaining subject to your 180 Connect SARs on the Closing Date and rounding the resulting product down to the nearest whole number of shares of Ad.Venture common stock. The strike price per share of your exchanged 180 Connect SARs was determined by dividing the strike price per share of your 180 Connect SARs by the Exchange Ratio and rounding the resulting quotient up to the nearest whole cent.

Following the exchange of your 180 Connect SARs, any references in the Grant Notice to: (i) the “Award Agreement” means the SAR Agreement, (ii) the “Corporation” means Ad.Venture, and (iii) “Plan” means the SAR Agreement. All references in the Grant Notice relating to your employment status with 180 Connect will now refer to your employment status with Ad.Venture or any present or future Ad.Venture affiliate.

The vesting schedule, exercise dates, and expiry date of your exchanged 180 Connect SARs remain the same as set forth in the Grant Notice (with the number of shares subject to each vesting and exercise installment and the strike price per share adjusted to reflect the effect of the Exchange Ratio). Note that the occurrence of the Arrangement will not result in a “Change of Control Transaction” as set forth in the Grant Notice because 180 Connect shareholders will hold a majority of the voting interests of Ad.Venture following the Arrangement.

All other provisions which govern either the exercise or the termination of your exchanged 180 Connect SARs will be governed by your Grant Notice and the attached SAR Agreement which will govern and control your rights to purchase shares of Ad.Venture common stock pursuant to your exchanged 180 Connect SARs. Upon termination of your employment any of your exchanged 180 Connect SARs that have not vested will expire and not become exercisable for shares of Ad.Venture common stock.

Nothing in the Grant Notice, the attached SAR Agreement, or this Exchange Agreement interferes in any way with your right and your employer’s right, which rights are expressly reserved, to terminate your employment at any time for any reason. Future equity awards, if any, you may receive from Ad.Venture will be governed by the terms of the Ad.Venture equity incentive plan under which such equity awards are granted, and such terms may be different from the terms of your exchanged 180 Connect SARs.

[Remainder of Page Intentionally Left Blank,
Signature Page Follows]

Until your fully executed Acknowledgment is received by Ad.Venture, your exchanged 180 Connect SARs will not be exercisable for shares of Ad.Venture common stock. If you have any questions regarding this Exchange Agreement or your exchanged 180 Connect SARs, please contact Mark Selinger at (212) 547-5438.

Ad.Venture Partners, Inc.

By:
Name:
Title

Acknowledgment

The undersigned acknowledges receipt of this Exchange Agreement and the attached SAR Agreement and understands and agrees that all rights and liabilities with respect to the exchanged 180 Connect SARs listed on the table above are hereby assumed by Ad.Venture, and are as set forth in the Grant Notice for such exchanged 180 Connect SARs, the SAR Agreement, and this Exchange Agreement, and agrees to all of the terms set forth in such agreements.

Dated: July ___, 2007
Name

•	Stock Appreciation Right Agreement

Ad.Venture Partners, Inc.
Stock Appreciation Right Agreement

Pursuant to your Notice of Grant of Share Appreciation Rights, dated December 6, 2006 (“Grant Notice”), the SAR Exchange Agreement between you and Ad.Venture Partners, Inc. (the “Exchange Agreement”), and this Stock Appreciation Right Agreement (the “SAR Agreement”), Ad.Venture Partners, Inc. (the “Corporation”) has agreed to exchange your share appreciation rights to acquire shares of 180 Connect Inc. for stock appreciation rights to acquire shares of Common Stock pursuant to the terms and conditions specified herein (collectively, the “Award”).

The details of your Award are as follows:

1. Administration. Your Award shall be administered by the Board or a committee of the Board designated by the Board to administer your Award. The Board shall have the discretionary authority to construe and interpret your Award and any benefits granted herewith, to establish rules for its administration, to correct any defect or supply any omission or reconcile any inconsistency in your Award or in any benefit granted herewith, and to make all other determinations which it deems necessary or advisable for administration of your Award. The decisions, determinations, and interpretations made by the Board shall be binding and conclusive on you and your legal representatives, heirs, and beneficiaries.

2. Vesting. Subject to the conditions and limitations contained herein, your Award shall vest as provided in your Grant Notice, provided that vesting shall cease upon the termination of your Continuous Service.

3. Number of Shares and Strike Price. The number of shares of Common Stock subject to your Award and your strike price per share (as originally set forth in your Grant Notice and subsequently adjusted in your Exchange Agreement) may be adjusted from time to time for Capitalization Adjustments.

4. Term. Your Award (or portions thereof) shall expire upon the earliest of the following:

(a) to the extent not vested at the time of termination of your Continuous Service, such portion of your Award shall expire immediately;

(b) to the extent vested and exercised on your behalf in accordance with your Grant Notice, such portion of your Award shall expire concurrently therewith;

(c) to the extent not exercised immediately following a Change of Control Transaction; or

(d) December 6, 2011.

5. Automatic Exercises. Your Award shall be automatically exercised on your behalf by the Corporation as provided in your Grant Notice. In addition, your Award, shall be automatically exercised upon a Change of Control Transaction, to the extent vested and outstanding at such time.

6. Calculation of Appreciation. The amount payable upon exercise of each vested stock appreciation right shall be equal to the excess of (i) the Fair Market Value per share of Common Stock on the date of exercise, over (ii) the Fair Market Value per share of Common Stock on the date of grant of your Award (as originally set forth in your Grant Notice and subsequently adjusted in your Exchange Agreement).

7. Payment. Subject to Section 11, the amount payable upon exercise of your Award shall be settled in whole shares of Common Stock (rounded down to the nearest whole share) based on the Fair Market Value of such shares at the time of exercise, and any fractional shares remaining shall be paid in cash. However, in order to avoid such payment from being subject to the provisions of Section 409A(a)(1) of the Code, if at the time of such payment, (i) you are a “specified employee” as defined in Section 409A(a)(2)(B)(i) of the Code, and (ii) you have a experienced a “separation from service” with the Corporation or an Affiliate within the meaning of Treasury Regulation §1.409A-1(h), then such payment shall be delayed until the earlier of (x) six (6) months, or (y) your death.

8. Securities Law Compliance. Notwithstanding anything to the contrary contained herein, your Award will not be exercised unless either (i) the shares of Common Stock issuable upon such exercise are then registered under the Securities Act, or (ii) the Corporation has determined that such exercise and issuance would be exempt from the registration requirements of the Securities Act. The exercise of your Award also must comply with other applicable laws and regulations governing your Award, and you may not exercise your Award if the Corporation determines that such exercise would not be in material compliance with such laws and regulations.

9. Transferability. Your Award is not transferable, except by will or by the laws of descent and distribution.

10. Award not a Service Contract. Your Award is not an employment or service contract, and nothing in your Award shall be deemed to create in any way whatsoever any obligation on your part to continue in the employ of the Corporation or any Affiliate, or of the Corporation or an Affiliate to continue your employment or service. In addition, nothing in your Award shall obligate the Corporation or an Affiliate, their respective stockholders, boards of directors, officers or employees to continue any relationship that you might have as a director or consultant for the Corporation or any Affiliate.

11. Withholding Obligations.

(a) At the time your Award is exercised, in whole or in part, or at any time thereafter as requested by the Corporation, you hereby authorize withholding from payroll and any other amounts payable to you, and otherwise agree to make adequate provision for, any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Corporation or an Affiliate, if any, which arise in connection with the exercise of your Award.

(b) Subject to any applicable legal conditions or restrictions, the Corporation may withhold from shares of Common Stock otherwise issuable to you upon the exercise of your Award a number of whole shares of Common Stock having a Fair Market Value, determined by the Corporation as of the date of exercise, not in excess of the minimum amount of tax required to be withheld by law (or such lesser amount as may be necessary to avoid classification of your Award as a liability for financial accounting purposes).

12. Corporate Transactions. In the event of a Corporate Transaction that is not a Change of Control Transaction, any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue your Award or may substitute a similar stock award for your Award (including but not limited to, awards to acquire the same consideration paid to the stockholders of the Corporation pursuant to the Corporate Transaction). Such assumption, continuation, or substitution shall preserve the existing value of your Award at the time of the Corporate Transaction and shall provide for subsequent payout in accordance with the same vesting and exercise schedule applicable to your Award.

13. Personal Data. You understand that your employer, the Corporation, or an Affiliate hold certain personal information about you, including but not limited to your name, home address, telephone number, date of birth, national social insurance number, salary, nationality, job title, and details of all shares of Common Stock granted, cancelled, vested, unvested, or outstanding (the “Personal Data”). Certain Personal Data may also constitute “Sensitive Personal Data” within the meaning of applicable local law. Such data include but are not limited to Personal Data and any changes thereto, and other appropriate personal and financial data about you. You hereby provide express consent to the Corporation or an Affiliate to process any such Personal Data and Sensitive Personal Data. You also hereby provide express consent to the Corporation and/or an Affiliate to transfer any such Personal Data and Sensitive Personal Data outside the country in which you are employed or retained, including the United States. The legal persons for whom such Personal Data are intended are the Corporation and any broker company providing services to the Corporation in connection with the administration of your Award. You have been informed of your right to access and correct your Personal Data by applying to the Corporation representative identified on the Exchange Agreement.

14. Additional Agreements and Acknowledgements. You hereby agree and acknowledge that:

(a) The rights and obligations of the Corporation with respect to your Award shall be transferable to any one or more persons or entities, and all covenants and agreements hereunder shall inure to the benefit of, and be enforceable by the Corporation’s successors and assigns.

(b) You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Corporation to carry out the purposes or intent of your Award.

(c) You have reviewed your Award in its entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting your Award and fully understand all provisions of your Award.

(d) You will not question or contest in any way, whether pursuant to legal proceedings or otherwise, the Board’s determination of the Fair Market Value of Common Stock, whether for purposes of determining the strike price of your Award, or the number of shares of Common Stock payable on exercise of your Award.

(e) This SAR Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

(f) All obligations of the Corporation under this SAR Agreement shall be binding on any successor to the Corporation, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Corporation.

(g) Participation in the Award is voluntary, and therefore, you must accept the terms and conditions of this Award as a condition to receive this Award.

(h) This Award is voluntary and occasional and does not create any contractual or other right to receive future awards or other benefits in lieu of future awards, even if similar awards have been granted repeatedly in the past.

(i) All determinations with respect to any such future awards, including, but not limited to, the time or times when such awards are made, the number of shares of Common Stock, and performance and other conditions applied to the awards, will be at the sole discretion of the Corporation.

(j) The value of the shares of Common Stock and this Award is an extraordinary item of compensation, which is outside the scope of your employment or service contract, if any.

(k) The shares of Common Stock, this Award, or any income derived therefrom are a potential bonus payment not paid in lieu of any cash salary compensation and not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any termination, severance, resignation, redundancy, end of service payments, bonuses, long-service awards, life or accident insurance benefits, pension or retirement benefits or similar payments.

(l) Except as provided in the Grant Notice, in the event of the termination of your Continuous Service, your eligibility to receive shares of Common Stock or payments under this Award, if any, will terminate effective as of the date that you are no longer actively employed or retained regardless of any reasonable notice period mandated under local law, except as expressly provided in this Award.

(m) The future value of the shares of Common Stock is unknown and cannot be predicted with certainty.

(n) No claim or entitlement to compensation or damages arises from the termination of this Award or diminution in value of the shares of Common Stock and you irrevocably release the Corporation and its Affiliates, from any such claim that may arise.

(o) The Grant Notice, the Exchange Agreement, and this SAR Agreement set forth the entire understanding between you, the Corporation and any Affiliate regarding the acquisition of the shares of Common Stock and supersede all prior oral and written agreements pertaining to this Award.

15. Notices. Any notices provided for in your Award shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by mail by the Corporation to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Corporation.

16. Headings. The headings of the Sections in this SAR Agreement are inserted for convenience only and shall not be deemed to constitute a part of this SAR Agreement or to affect the meaning of this SAR Agreement.

17. Severability. If all or any part of this SAR Agreement is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of this SAR Agreement not declared to be unlawful or invalid. Any Section of this SAR Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

18. Governing Law. This SAR Agreement, the Grant Notice, and the Exchange Agreement shall be governed by and construed in accordance with the laws of the state of Colorado, without regard to that state’s conflict of laws principles. Any legal action related to this SAR Agreement, the Grant Notice, and the Exchange Agreement shall be brought only in a federal or state court located in Colorado.

19. Definitions. For purposes of this SAR Agreement, the Grant Notice, and the Exchange Agreement, the following definitions shall apply:

(a) “Affiliate” shall mean, at the time of determination, any “parent” or “majority-owned subsidiary” of the Corporation, as such terms are defined in Rule 405 of the Securities Act. The Board shall have the authority to determine the time or times at which “parent” or “majority-owned subsidiary” status is determined within the foregoing definition.

(b) “Arrangement” shall mean the consummation of the series of transactions contemplated by that certain Arrangement Agreement dated March 13, 2007, by and among the Corporation, 6732097 Canada Inc., and 180 Connect Inc., pursuant to which 6732097 Canada Inc. acquired all of the outstanding shares of 180 Connect Inc.

(c) “Board” shall mean the board of directors of the Corporation.

(d) “Capitalization Adjustments” shall mean any change affecting the number, class, market price, or terms of the Common Stock by reason of stock dividend, stock split, recapitalization, reorganization, merger, consolidation, spin-off, disaffiliation of a Subsidiary, combination of shares, exchange of shares, stock rights offering, or other similar event, or any distribution to the holders of Common Stock other than a regular cash dividend, (any of which is referred to herein as an “equity restructuring”), pursuant to which the Board shall make an equitable substitution or adjustment in order to equalize an award’s intrinsic and fair value before and after such equity restructuring.

(e) “Cause” shall mean the occurrence of any of the following events: (i) your commission of any felony or any crime involving fraud, dishonesty or moral turpitude under the laws of the United States, Canada, or any state thereof; (ii) your attempted commission of, or participation in, a fraud or act of dishonesty against the Corporation; (iii) your intentional, material violation of any contract or agreement between you and the Corporation of any statutory duty owed to the Corporation; (iv) your unauthorized use or disclosure of the Corporation’s confidential information or trade secrets; or (v) your gross misconduct. The determination that a termination of your Continuous Service is either for Cause or without Cause shall be made by the Corporation in its sole discretion. Any determination by the Corporation hereunder shall have no effect upon any determination of the rights or obligations of the Corporation or you for any other purpose.

(f) “Change of Control Transaction” shall mean the occurrence of any of the following events after the Arrangement:

(i) The acquisition, by a person or persons acting as a group, of the stock of the Corporation that, together with other stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the Corporation; provided, however, (i) if a person or persons acting as a group is considered to own more than fifty percent (50%) of the total voting power of the Corporation, the acquisition of additional stock by the same person or persons shall not constitute a Change of Control Transaction; (ii) an increase in the percentage of stock owned by a person or persons acting as a group as a result of a transaction in which the Corporation acquires its own stock in exchange for property shall be treated as an acquisition of stock for purposes of this Section 19(f)(i); (iii) such acquired stock of the Corporation shall remain outstanding after the transaction; and (iv) for purposes of this Section 19(f)(i), “persons acting as a group” shall be determined by reference to Treasury Regulation § 1.409A-3(i)(5)(v)(B).

(ii) The acquisition, within a twelve (12)-month period ending on the date of the most recent acquisition, by a person or persons acting as a group, of the stock of the Corporation possessing thirty percent (30%) or more of the total voting power of the stock of the Corporation; provided, however, for purposes of this Section 19(f)(ii), “persons acting as a group” shall be determined by reference to Treasury Regulation § 1.409A-3(i)(5)(vi)(D).

(iii) The replacement, during any twelve (12)-month period, of a majority of the members of the Board by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of such appointment or election.

(iv) The acquisition, within a twelve (12)-month period ending on the date of the most recent acquisition, by a person or persons acting as a group, of the Corporation’s assets having a total gross fair market value (determined without regard to any liabilities associated with such assets) of forty percent (40%) or more of the total gross fair market value of all of the assets of the Corporation (determined without regard to any liabilities associated with such assets) immediately prior to such acquisition or acquisitions; provided, however, that a Change of Control Transaction shall not occur (i) upon a transfer to an entity that is controlled by the Corporation’s stockholders immediately after the transfer; (ii) if such assets are transferred to a stockholder of the Corporation immediately before the asset transfer in exchange for Corporation stock; (iii) if such assets are transferred to an entity of which fifty percent (50%) or more of the total value or voting power is owned, directly or indirectly, by the Corporation (as determined immediately after the transfer of such assets); (iv) if such assets are transferred to a person or persons acting as a group, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all of the outstanding stock of the Corporation (as determined immediately after the transfer of such assets); or (v) if such assets are transferred to an entity of which at least fifty percent (50%) of the total value or voting power is owned, directly or indirectly, by a person described in foregoing clause (iv) (as determined immediately after the transfer of such assets); provided, further, that for purposes of this Section 19(f)(iv), “persons acting as a group” shall be determined by reference to Treasury Regulation § 1.409A-3(i)(5)(vii)(C).

(g) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(h) “Common Stock” shall mean the common stock of the Corporation.

(i) “Continuous Service” shall mean that your service with the Corporation or an Affiliate, whether as an employee, director or consultant, is not interrupted or terminated. A change in the capacity in which you render service to the Corporation or an Affiliate as an employee, director, or consultant or a change in the Entity for which you render such service, provided that there is no interruption or termination of your service with the Corporation or an Affiliate, shall not terminate your Continuous Service; provided, however, if the Entity for which you are rendering service ceases to qualify as an Affiliate, as determined by the Board in its sole discretion, your Continuous Service shall be considered to have terminated on the date such Entity ceases to qualify as an Affiliate.

(j) “Corporate Transaction” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events after the Arrangement:

(i) the consummation of a sale or other disposition of all or substantially all, as determined by the Board in its sole discretion, of the consolidated assets of the Corporation and its Subsidiaries;

(ii) the consummation of a sale or other disposition of at least ninety percent (90%) of the outstanding securities of the Corporation;

(iii) the consummation of a merger, consolidation or similar transaction following which the Corporation is not the surviving corporation; or

(iv) the consummation of a merger, consolidation or similar transaction following which the Corporation is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

(k) “Entity” means a corporation, partnership, limited liability company or other entity.

(l) “Fair Market Value” shall mean the fair market value of shares of the Common Stock at any time determined in such manner as the Board may deem equitable, or as required by applicable law or regulation.

(m) “Securities Act” shall mean the Securities Act of 1933, as amended.

(n) “Subsidiary” shall mean any corporation or other entity in which a fifty percent (50%) or greater interest is at the time directly or indirectly owned by the Corporation.